Exhibit 99.1

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE
Monday, December 28, 2020

UFP Industries, Inc. closes on purchase of PalletOne,

bolstering its position as the nation’s preferred supplier of industrial packaging and pressure-treated lumber

GRAND RAPIDS, Mich., Monday, December 28, 2020 – UFP Industries, Inc. (Nasdaq: UFPI) today announced that UFP Industrial, LLC, closed on its agreement to purchase 100 percent of the equity of PalletOne, Inc. for approximately $232 million. This price assumes a cash-free, debt-free balance sheet and an agreement to pay $21 million for PalletOne’s recent capital expenditures and other investments. The PalletOne management team, including President Howe Wallace, will continue to lead the company.

Scott Worthington, president of UFP Industrial, commented, “We are excited to welcome the PalletOne team to the UFP family of companies and look forward to executing PalletOne’s strategy while realizing the operating benefits and synergies of our respective organizations.”

UFP Industries, Inc.

UFP Industries is a holding company whose operating subsidiaries – UFP Industrial, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

PalletOne, Inc.

Organized in 2001, PalletOne operates 17 locations in nine states that manufacture new pallets, provide pallet repair programs, recycle used pallets and produce a variety of other wood products. With headquarters in Bartow, Florida, PalletOne’s operations also include Sunbelt Forest Products Corporation, one of the largest producers of pressure-treated lumber and residential fencing in the Southeast, and SunOne Logistics, a Southeast regional truckload carrier. Through its combined operations, PalletOne employs more than 1,500 people across 22 locations.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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